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                                                                    EXHIBIT 11.1

                            ADVENT SOFTWARE, INC.

       STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                (amounts in thousands, except per share data)

                                       Year Ended December 31,
                                -------------------------------------
                                  1996           1995          1994
                                --------       --------      --------
Primary and Fully Diluted:
   Weighted average common
     shares outstanding for
     the period...............    7,070          3,455         2,925
   Common equivalent shares:
   Convertible preferred
     stock....................        -          1,955         2,197
   Options and warrants.......        -            750           722
   Shares pursuant to SAB 83..        -            196           261
                                =======         ======        ======
   Shares used in per share
     calculations.............    7,070          6,356         6,105
   Net income (loss)..........  $(1,099)        $2,819        $1,064
                                =======         ======        ======
   Net income (loss) per
     share....................  $ (0.16)        $ 0.44        $ 0.17
                                =======         ======        ======